EXHIBIT 99.1
News Release

Media Contact:	Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and AEIF Fail to Reach Agreement: Company to Operate Middletown Plant

MIDDLETOWN, OH, March 1, 2006—AK Steel Corporation (NYSE: AKS) said that, despite its good faith negotiating efforts, the company and the AEIF, the independent union at its Middletown Works, did not reach agreement on a new contract covering about 2,700 hourly production and maintenance employees before the previous contract expired at midnight on February 28th. The company said that, in order to continue fulfilling its commitment to customers, it has implemented a contingency plan and will operate the facility with AK Steel salaried employees and temporary replacement personnel. AK Steel said that all of its other plants continue to operate normally as scheduled.

“While we are extremely disappointed that we have not reached agreement on a competitive new labor contract at Middletown, we will continue serving our loyal customers who have depended on us for 105 years,” said James L. Wainscott, chairman, president and CEO of AK Steel. “Concurrently, we will continue to work toward negotiating a competitive agreement with the AEIF that helps us reach our goal of sustained profitability while providing competitive wages and benefits for employees and their families.”

AK Steel said that its last comprehensive contract proposal included numerous provisions that would preserve and enhance wages and benefits while providing the company and employees with a new-era labor agreement consistent with its competitors and other AK Steel locations. AK Steel said the key provisions of its last offer to the AEIF included:

•	Base wage and incentive rate increases for 84% of current AEIF members (More than 2,100, or 80% of AEIF members, earned between $55,000 and $100,000 in W-2 wages for 2005)
•	Existing base wage and incentive rate preservation for all other current AEIF members
•	Industry-comparable profit-sharing plan for all AEIF members
•	Company-provided pension contributions to a secure and portable 401(k) retirement plan
•	Continued full healthcare benefits, but with some cost-sharing (Under the expired contract, family healthcare benefits equaled $850 to $1,000 per month for AEIF members, which were provided at no cost to employees)
•	Streamlined job classifications from more than 1,000 currently to the industry-standard of seven
•	Workforce restructuring accomplished largely, if not entirely, through attrition and retirement
•	A $10 million comprehensive settlement offer for all unresolved matters related to the expired labor agreement, which included profit-sharing payments for 2005.

AK Steel said the AEIF has continued to make contract demands for both a minimum workforce size and individual employment security guarantees, despite the fact that no such provisions exist anywhere else in the domestic steel industry. The company said that the union’s last contract demand would have increased AK Steel’s employment costs at Middletown Works by approximately $150 million over the 38-month life of the union’s proposal. AK Steel and numerous independent analysts have said that the company’s total employment costs for Middletown Works today are significantly non-competitive with the industry standards. The expired contract had been in effect since 1999, since which time AK Steel’s major competitors have signed competitive new labor agreements which have significantly lowered their total employment costs. AK Steel has also signed competitive new-era agreements since 2003 with unions representing its plants in Rockport, Indiana, Mansfield, Ohio, Coshocton, Ohio and Ashland, Kentucky.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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